ADT LLC Administrative Committee

Certificate of Committee Action

Pursuant to the authority granted to the Administrative Committee in accordance with the Administrative Committee Charter, which gives the Administrative Committee plan sponsor authority to adopt amendments to the retirement plans and programs sponsored by ADT LLC (the "Company"), so long as the aggregate cost with respect to each amendment that is adopted does not exceed $200,000, and by acting in their capacity as members of the Administrative Committee, do hereby take the following actions:

1. Adopt Amendment 2019-1 to the ADT LLC Supplemental Savings and Retirement Plan (the "SSRP"). Certify and adopt Amendment 2019-1 to the SSRP in substantially the same form as attached hereto as of the effective date set forth in Amendment 2019-1 to:

   (a) Eligible Employee Definition. Amend the definition of Eligible Employee to accurately reflect those employees who may participate in the Plan.

   (b) Maximum Matching Percentage Definition. Amend the definition of Maximum Matching Percentage to accurately reflect the percentage of match available to Participants.

   (c) Update Matching Credits. Amend and restate the formula used when determining a Participants Matching Credits under the Plan.

Executed as of this 8th day of February, 2019.

2-8-2019 Date	Brian Casey
2/8/19 Date	Howard Perlman
2/8/19 Date	Deepika Yelamanchi

AMENDMENT 2019-1
TO THE
ADT LLC SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN

The ADT LLC Supplemental Savings and Retirement Plan, as amended and restated as of April 1, 2017 (the "SSRP"), is hereby amended effective February 8, 2019 as follows:

1. The first sentence of Section 2.25 (Eligible Employee) of the SSRP is hereby amended and restated in its entirety to read as follows:

> "Eligible Employee" for all purposes under this Plan (other than eligibility for a Company Credit prior to January 1, 2014 under Section 6.3) includes any employee of the Company who is (i) a U.S. citizen, a resident alien permanently assigned to work in the United States or is a United States visa holder and is selected by the Company to participate in the Plan, (ii) paid on the United States payroll (other than Puerto Rico), (iii) either (a) subject to the requirements of Section 16(a) of the Exchange Act, (b) included in career band 0, 1, 2 or 3 of the Company's pay scale, or (c) included in career band 4 of the Company's pay scale and participated in this Plan during the 2013 Plan Year or otherwise permitted by the Plan Administrator to participate in the Plan, (iv) expected to be paid a Base Salary plus Bonus Compensation, if any, for the next relevant Plan Year for which the individual is completing an Enrollment and Payment Agreement that equals or exceeds the "highly compensated employee" dollar threshold under Section 414(q)(1)(B) in effect during the Plan Year in which the individual enrolls and (v) has management responsibility.

2. Section 2.31 (Maximum Matching Percentage) of the SSRP is hereby amended and restated in its entirety to read as follows:

> "Maximum Matching Percentage" for any Plan Year means the actual matching contribution percentage determined in the same manner as such matching contribution percentage is determined under the RSIP for such Plan Year (disregarding any limit on the amount of matching contributions to the RSIP imposed as a result of the operation of the limitations in Sections 401(a)(17), 402(g) or 415(c) of the Code, or any other limit imposed by this Plan or the Plan Administrator in its sole discretion), based on the percentage of Compensation actually deferred into the SSRP for that Plan Year; provided, that for any Participant who is employed by ADT or an ADT business unit, the Maximum Matching Percentage hereunder for any Plan Year shall be the maximum matching contribution percentage applicable to such Participant under the plan formula of the RSIP in which he or she participates.

3. Section 6.2 (Matching Credits) of the SSRP is hereby amended and restated in its entirety to read as follows:

> An Eligible Employee who has elected to make Compensation Deferrals for a Plan Year shall receive Matching Credits, equal to the Participant's Maximum Matching Percentage multiplied by (i) the dollar amount of the Participant's Compensation for such Plan Year,

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and (ii) the amount of Compensation for such Plan Year from which Spillover Deferrals (if any) are made under Section 6.1. Matching Credits shall be credited to a Participant's Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually.